Exhibit 5.1

Our refZTX/876781-000001/89537175v10

Aggreko Inc.

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

2026

Aggreko Inc.

We have acted as counsel as to Cayman Islands law to Aggreko Inc. (the "Company") in connection with the Company's registration statement on Form F-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933, as amended (the "Securities Act") (including its exhibits, the "Registration Statement") in connection with the initial public offering of an aggregate of         ordinary shares with a par value of US$         per share in the capital of the Company and up to an additional          ordinary shares with a par value of US$         per share in the capital of the Company to cover the underwriters' option to purchase additional shares, if exercised (together, the "Shares") pursuant to an underwriting agreement (the "Underwriting Agreement") to be entered into among the Company, Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and BoA Securities, Inc. as representatives of the several underwriters named in Schedule I to the Underwriting Agreement.

This opinion letter is given in accordance with the terms of the Legal Matters section of the Registration Statement.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The certificate of incorporation dated 30 April 2026 and the articles of association of the Company as registered or adopted on 30 April 2026 (the "Memorandum and Articles").
1.2	The written resolutions of the sole director of the Company dated 24 August 2026 (the "Sole Director Resolutions") and the written resolutions of the sole shareholder of the Company dated 3 September 2026 and 2026 (the "Shareholder Resolutions").

1.3	The following corporate records of the Company maintained at its registered office in the Cayman Islands, each as at the date of this opinion letter:
(a)	Register of Directors;
(b)	Register of Mortgages and Charges; and
(c)	Register of Members.
1.4	A certificate of good standing with respect to the Company issued by the Registrar of Companies dated 2026 (the "Certificate of Good Standing").
1.5	A certificate from a director of the Company, a copy of which is attached to this opinion letter (the "Director's Certificate").
1.6	The Registration Statement.
1.7	A draft of the Underwriting Agreement.
2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.
2.2	All signatures, initials and seals are genuine.
2.3	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Registration Statement or the Underwriting Agreement.
2.4	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Shares.
2.5	There is nothing contained in the minute book or corporate records of the Company (which, other than the records set out in paragraph 1.3 of this opinion letter, we have not inspected) which would or might affect the opinions set out below.
2.6	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the laws of the State of New York.
2.7	The Shares that will be issued and sold pursuant to the Underwriting Agreement will be duly registered, and will continue to be registered, in the Company’s register of members (shareholders).
2.8	The Company has received or will receive money or money's worth in consideration for the issue of the Shares and none of the Shares were or will be issued for less than par value.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion letter.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.
3.2	The Shares to be offered and issued by the Company as contemplated by the Registration Statement and the Underwriting Agreement have been duly authorised for issue and, when such Shares are issued by the Company in accordance with the Memorandum and Articles and upon payment in full being made therefor as contemplated in the Registration Statement and the Underwriting Agreement and such Shares being entered as fully-paid on the register of members of the Company, such Shares will be validly issued, fully-paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).
4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.
4.2	Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.
4.3	In this opinion letter the phrase "non-assessable" means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company's assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).
4.4	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Registration Statement and the Underwriting Agreement.

We express no view as to the commercial terms of the Registration Statement or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to our firm under the heading “Legal Matters”, "Shareholders' Suits", "Enforceability of Civil Liabilities in the Cayman Islands" in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Shares and express no opinion or observation upon the terms of any such document.

Yours faithfully

Maples and Calder (Cayman) LLP

Exhibit 5.1

Aggreko Inc.

PO Box 309, Ugland House

Grand Cayman KY1-1104

Cayman Islands

          2026

To:Maples and Calder (Cayman) LLP

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

Dear Sirs

Aggreko Inc. (the "Company")

I, the undersigned, being a director of the Company, am aware that you are being asked to provide an opinion letter (the "Opinion") in relation to certain aspects of Cayman Islands law.  Unless otherwise defined herein, capitalised terms used in this certificate have the respective meanings given to them in the Opinion.  I hereby certify that:

1	The Memorandum and Articles remain in full force and effect and are unamended.
2	The Company has not entered into any mortgages or charges over its property or assets other than those entered in the register of mortgages and charges of the Company.
3	The Sole Director Resolutions were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company, as applicable) and have not been amended, varied or revoked in any respect.
4	The Shareholder Resolutions were duly passed in the manner prescribed in the Memorandum and Articles and have not been amended, varied or revoked in any respect
5	The shareholders of the Company (the "Shareholders") have not restricted the powers of the directors of the Company in any way.
6	The authorised share capital of the Company is US$ divided into ordinary shares of a par value of US$ each and preference shares of a par value of US$ . The issued share capital of the Company is ordinary shares, which have been duly authorised and are validly issued as fully-paid and non-assessable.
7	The sole director of the Company at the date of the Sole Director Resolutions was Heath Drewitt.
8	The directors of the Company at the date of this certificate are as follows: Blair Illingworth, Michael Smith, Alhassan El Gazzar, Gary Lindsay, Maxime Jacqz and Mohamed El Gazzar.
9	The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the Shareholders and directors (or any committee thereof) of the Company (duly convened in accordance with the Memorandum and Articles) and all resolutions passed at the meetings or passed by written resolution or consent, as the case may be.
10	Prior to, at the time of, and immediately following the approval of the transactions contemplated by the Registration Statement and the Underwriting Agreement, the Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into the transactions contemplated by the Registration Statement and the Underwriting Agreement for proper value and not with an intention to defraud or wilfully defeat an obligation owed to any creditor or with a view to giving a creditor a preference.
11	Each director of the Company considers the transactions contemplated by the Registration Statement and the Underwriting Agreement to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.
12	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction, which affect the transactions which are the subject of the Opinion. Neither the directors nor Shareholders have taken any steps to have the Company struck off or placed in liquidation. Further, no steps have been taken to wind up the Company or to appoint restructuring officers or interim restructuring officers, and no step has been taken to appoint a receiver in relation to any of the Company's property or assets.
13	To the best of my knowledge and belief, having made due inquiry, there are no circumstances or matters of fact existing which may properly form the basis for an application for an order for rectification of the register of members of the Company.
14	Each of the Registration Statement and the Underwriting Agreement has been, or will be, authorised and duly executed and delivered by or on behalf of all relevant parties in accordance with all relevant laws.
15	No invitation has been made or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Shares.
16	The Shares to be issued pursuant to the Registration Statement and the Underwriting Agreement have been, or will be, duly registered, and will continue to be registered, in the Company's register of members (shareholders).
17	The Company has received or will receive money or money's worth in consideration for the issue of the Shares and none of the Shares were or will be issued for less than par value.
18	The Company is not a central bank, monetary authority or other sovereign entity of any state and is not a subsidiary, direct or indirect, of any sovereign entity or state.

(Signature Page Follows)

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(Signature Page – Legal Opinion (5.1) – Aggreko Inc.)

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you in writing personally to the contrary.

Signature:_________________________________

Name:

Title:Director